UNLESS THIS BOND IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE
DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE REPUBLIC OF PERU OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY BOND ISSUED IN EXCHANGE FOR THIS BOND IS REGISTERED IN THE NAME OF CEDE & CO. ("CEDE") OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE, HAS AN INTEREST HEREIN.

         THIS BOND IS A GLOBAL BOND WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT REFERRED TO HEREINAFTER. THIS BOND MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A BOND REGISTERED IN THE NAME OF ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN SECTION 3.3 OF THE FISCAL AGENCY AGREEMENT, AND MAY NOT BE TRANSFERRED, IN WHOLE OR IN PART, EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3.3 OF THE FISCAL AGENCY AGREEMENT. BENEFICIAL INTERESTS IN THIS BOND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SECTION 3.3 OF THE FISCAL AGENCY AGREEMENT.

No. A-1                                                         U.S $500,000,000


CUSIP No. 715638AP7
ISIN US715638AP79
Common Code 018096145
                                   GLOBAL BOND

                              THE REPUBLIC OF PERU

              8.750% U.S. Dollar-Denominated Global Bonds due 2033

         This Global Bond is in respect of an issue of 8.750% U.S. Dollar-Denominated Global Bonds due 2033 (the "Bonds") of the Republic of Peru ("Peru"), limited to an aggregate principal amount of five hundred million U.S. Dollars (U.S.$500,000,000) and issued pursuant to a Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of November 21, 2003 (the "Fiscal Agency Agreement") between Peru and JPMorgan Chase Bank, as Fiscal Agent, Principal Paying Agent and Registrar (the "Fiscal Agent," "Paying Agent" and "Registrar"). Unless the context otherwise requires, the terms used herein shall have the meanings specified in the Fiscal Agency Agreement and the Terms and Conditions of the Bonds attached hereto (the "Terms").

         Peru, for value received, hereby promises to pay to Cede & Co., or registered assigns, on November 21, 2033 upon surrender hereof, the principal sum of five hundred million U.S. Dollars (U.S.$500,000,000), and to pay interest at the rate of 8.750% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, from the date hereof on said principal amount in accordance with the Terms until such principal amount is paid or made available for payment, such interest to be paid semiannually in arrears on each Payment Date, commencing on the Payment Date on May 21, 2004. The interest payable on any such Payment Date will, subject to certain conditions set forth in the Terms, be paid to the person in whose name this Bond is registered on the 15th day preceding such Payment Date, whether or not such day is a Business Day. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the person in whose name this Bond is registered on such date and may either be paid to the person in whose name this Bond is registered at the close of business on a subsequent record date for the payment of such defaulted interest to be fixed by Peru or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Bond may be listed. The Terms, except as otherwise provided herein, shall be binding on Peru and the holder hereof as if fully set forth herein.

         The statements set forth in the legend set forth above are an integral part of the terms of this Bond and by acceptance hereof each holder of this Bond agrees to be subject to and bound by the terms and provisions set forth in such legend.

         This Bond will not be valid or become obligatory for any purpose until the certificate of authentication hereon has been manually signed by or on behalf of the Fiscal Agent.

         This Bond is governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution of this Bond by Peru are governed by the laws of Peru.

         IN WITNESS WHEREOF, THE REPUBLIC OF PERU has caused this Global Bond to be duly executed.

                                                     THE REPUBLIC OF PERU



                                                     By:
                                                         ----------------------
                                                           Name:
                                                           Title:
Dated:  November 21, 2003

CERTIFICATE OF AUTHENTICATION

         This is one of the Bonds described in the within-mentioned Fiscal Agency Agreement.

                                                     JPMORGAN CHASE BANK,
                                                     as Fiscal Agent




                                                     By:
                                                           ---------------------
                                                           Authorized Signatory

         1. General. This Bond is one of a duly authorized issue of series of debt securities of the Republic of Peru ("Peru"), designated as 8.750% U.S. Dollar-Denominated Global Bonds due 2033 (the "Bonds"), limited to the aggregate principal amount of U.S.$500,000,000 (except as otherwise provided in Section 12 below) issued pursuant to a Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of November 21, 2003 (the "Fiscal Agency Agreement"), between Peru and JPMorgan Chase Bank, the Fiscal Agent, Principal Paying Agent and Registrar (the "Fiscal Agent," "Paying Agent" and the "Registrar" (collectively, the "Agents"), which terms include its successors and assigns as such Fiscal Agent, Paying Agent and Registrar). Capitalized terms used but not defined herein shall have the meanings given to them in the Fiscal Agency Agreement. References herein to "U.S.$," "$," "U.S. dollars" or "dollars" are to United States dollars.

         (a) The holders of the Bonds will be entitled to the benefits of, be bound by, and be deemed to have notice of, all the provisions of the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are on file and may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the principal office of the Fiscal Agent in New York and at the offices of the Registrar and the paying agents referred to below.

         (b) The Bonds are issuable in fully registered form, without coupons. The Bonds are issuable in authorized denominations of U.S.$1,000 and any integral multiple thereof. The Bonds, and transfer thereof, must be registered as provided in Section 7 below and in the Fiscal Agency Agreement. A person in whose name a Bond is registered may (to the fullest extent permitted by law) be treated at all times, by all persons and for all purposes as the absolute owner of such Bond regardless of any notice of ownership, theft or loss or of any writing thereon.

         (c) The Bonds will mature on November 21, 2033 (the "Maturity Date").

         (d) As used herein, the following terms have the meanings set forth below:

         "Business Day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or Lima, Peru.

         "Payment Date" means May 21 and November 21 of each year, commencing May 21, 2004 and ending on November 21, 2033, provided that if any such day is not a Business Day, then the applicable Payment Date shall be the next following Business Day.

         2. Payments and Paying Agents. (a) Principal of and interest on the Bonds will be payable in U.S. dollars. Principal of each Bond and interest payable on the Maturity Date will be payable in U.S. dollars in immediately available funds to the person in whose name such Bond is registered on the Maturity Date, upon presentation and surrender of the Bond at the corporate trust office of the Fiscal Agent in The City of New York or, subject to applicable laws and regulations, at the office of any paying agent. Interest on each Bond (other than interest payable on the Maturity Date) will be payable to the person in whose name such Bond is registered at the close of business on the Record Date (as defined below) for the relevant Payment Date. Peru will make payments of principal and interest on the Bonds by providing the Fiscal Agent the amount of such payment, in U.S. dollars in immediately available funds, on or before the Payment Date, and directing the Fiscal Agent to make a wire transfer of such amount in U.S. dollars to DTC or its nominee as the registered owner of the Bonds, which will receive the funds for distribution to the beneficial owners of the Bonds; provided that Peru may, subject to applicable laws and regulations, make payments of principal and interest on the Bonds by mailing, or directing the Fiscal Agent to mail, from funds made available by Peru for such purpose, a check to the person entitled thereto, on or before the due date for the payment at the address that appears on the security register maintained by the Fiscal Agent on the applicable record date. The Record Date with respect to any Payment Date will be the 15th day prior to such date (each such day, a "Record Date"), whether or not such day is a Business Day.

         None of Peru, the Fiscal Agent or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         (b) In the event that the maturity of the Bonds is accelerated in accordance with Section 4 below, holders of the Bonds will be permitted to elect, by providing notice to Peru, with a copy to the Fiscal Agent, on the date of acceleration or on any date thereafter prior to payment, to receive the amount payable in respect of the Bonds at such time in the currency of Peru.

         (c) Any payment of principal or interest required to be made on a Payment Date that is not a Business Day (or, in the case of a Luxembourg Paying Agent, is a day on which banks in Luxembourg are required or authorized by law to close) need not be made on such day, but may be made on the next succeeding Business Day (or, in the case of a Luxembourg Paying Agent, the next succeeding day on which banks in Luxembourg are not required or authorized by law to close) with the same force and effect as if made on such Payment Date, and no interest will accrue with respect to such payment for the period from and after such Payment Date.

         (d) So long as any of the Bonds are outstanding, Peru shall maintain a paying agent and a transfer agent in a western European city for payment on and transfers of the Bonds (which will be Luxembourg, so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require), a Registrar having a specified office in The City of New York and a paying agent having a specified office in The City of New York. Peru has initially appointed J.P. Morgan Bank Luxembourg S.A. as Luxembourg paying agent and transfer agent for the Bonds and JPMorgan Chase Bank as Registrar and Paying Agent. Subject to the foregoing, Peru shall have the right at any time to terminate any such appointment and to appoint any other paying agents or transfer agents in such other places as it may deem appropriate upon notice in accordance with Section 11 below.

         (e) Pending payment of principal or interest on the Bonds that becomes due, the Fiscal Agent shall hold in trust, for the benefit of the beneficial owners of the Bonds, the amounts transferred by Peru to the Fiscal Agent for such purpose. Any moneys held by the Fiscal Agent in respect of the Bonds and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the Fiscal Agent to Peru and the holders of such Bonds shall thereafter look only to Peru for any payment to which such holders may be entitled. The Bonds will become void unless presented for payment within five years after the Maturity Date (or such shorter period as shall be prescribed by applicable law).

         (f) All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions hereof (in the absence of willful default, bad faith or manifest error) will be binding on Peru, the Fiscal Agent, the Registrar, the Paying Agent, each other paying agent and all holders of Bonds.

         3. Status and Negative Pledge. (a) The Bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit for the due and punctual payment of all amounts due in respect of the Bonds. The Bonds will rank pari passu, without any preference among themselves, with all other existing and future unsecured and unsubordinated obligations of Peru relating to External Indebtedness.

         (b) So long as any of the Bonds remain outstanding, Peru shall not create or permit to subsist any Security Interest in the whole or any part of its present or future revenues or assets to secure Public External Indebtedness of Peru, unless the Bonds are secured equally and ratably with such Public External Indebtedness; provided, however, that Peru may create or permit to subsist:

                  (i) Security Interests created prior to February 7, 2002;


                  (ii) Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

                  (iii) Security Interests securing Public External Indebtedness incurred or assumed by Peru to finance or refinance the acquisition of the assets in which such Security Interest has been created or permitted to subsist and any Security Interests existing on such assets at the time of their acquisition;

                  (iv) Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, which Public External Indebtedness matures (after giving effect to all renewals and refinancing thereof) not more than one year after the date on which such Public External Indebtedness was originally incurred;

                  (v) Security Interests securing Public External Indebtedness which, together with all other Public External Indebtedness secured by Security Interests (excluding Public External Indebtedness secured by other permitted Security Interests), does not exceed U.S.$25,000,000 principal amount (or its equivalent in other currencies) in the aggregate;

                  (vi) Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers' liens with respect to property held by financial institutions (in each case deposited with or delivered to such financial institutions in the ordinary course of the depositor's activities);

                  (vii) Security Interests created in connection with the transactions contemplated by Peru's 1996 financing plan dated June 5, 1996, and its implementing documentation, including Security Interests to secure obligations under the collateralized bonds issued under the 1996 financing plan (the Fixed Rate Bonds due 2027 ("Par Bonds"), the Floating Rate Bonds due 2027 ("Discount Bonds") and the Front-Loaded Interest Reduction Bonds due 2017 ("FLIRBs")) and any Security Interest securing obligations of Peru outstanding as of June 5, 1996, to the extent required to be equally and ratably secured with any such bonds;

                  (viii) Security Interests issued upon surrender or cancellation of the Par Bonds, the Discount Bonds or the FLIRBs, or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent such Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds, the Discount Bonds and the FLIRBs;

                  (ix) Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of such entity; and

                  (x) any renewal or extension of any Security Interest stated above.

         (c) The following terms shall have the meanings specified below:

                  (i) "External Indebtedness" means obligations of, or guaranteed (whether by contract, statute or otherwise) by, Peru for borrowed money or evidenced by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder thereof, may be payable, in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru (other than any such obligations originally issued or incurred within Peru).

                  (ii) "Public External Indebtedness" means any External Indebtedness that (i) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including without limiting the generality of the foregoing, securities for resale pursuant to Rule 144A under the Securities Act (or any successor law or regulation of similar effect)) and (ii) has an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

                  (iii) "Project Financing" means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced.

                  (iv) "Security Interest" means any security interest, including without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

         (d) The obligations of Peru set forth in Section 6.3(a) of the Fiscal Agency Agreement are hereby incorporated by reference and made a part of, as though set forth in, this Bond for the benefit of (and shall be directly enforceable by) the holder of this Bond.

         4. Events of Default. (a) Each of the following events will constitute an "Event of Default" under the Bonds:

                  (i) if Peru fails to pay interest or principal on the Bonds when due and such failure continues for a period of 30 days; or

                  (ii) if Peru does not perform any other obligation under any Bond and such failure is incapable of remedy or is not remedied within 60 days after written notice has been given to Peru by the Fiscal Agent; or

                  (iii) if Peru fails to make any payment in respect of:

                           (A) External Indebtedness outstanding as of February
                  21, 2002; or

                           (B) Public External Indebtedness;

                           in an aggregate principal amount in excess of
                  U.S.$25,000,000 (or its equivalent in any other currency) when due, and such failure continues beyond the applicable grace period; or

                  (iv) if any event or condition occurs that results in the acceleration of the maturity of:

                           (A) External Indebtedness outstanding as of February
                  21, 2002; or

                           (B) Public External Indebtedness;

                  in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency); or

                  (v) if Peru declares a general suspension on or moratorium with respect to the payment of principal of or interest on all or a portion of its External Indebtedness; or

                  (vi) if (A) Peru contests the validity of, or its obligations under, any Bond or, to the extent adversely affecting the Bonds, the Fiscal Agency Agreement, (B) Peru denies any of its obligations under any Bond or, to the extent adversely affecting the Bonds, the Fiscal Agency Agreement, or (C) any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on the Bonds or to perform any of its obligations under any Bond or, to the extent adversely affecting the Bonds, the Fiscal Agency Agreement; or

                  (vii) if any writ, execution, attachment or similar process is levied against all or any substantial part of the assets of Peru in connection with any judgment for the payment of money exceeding U.S.$25,000,000 (or its equivalent in any other currencies), and Peru fails to satisfy or discharge such judgment, or adequately bond, contest in good faith or receive a stay of execution or continuance in respect of such judgment, within a period of 120 days; or

                  (viii) if Peru fails to maintain its membership in, and its eligibility to use the general resources of, the International Monetary Fund.

         (b) Upon the occurrence and during the continuance of an Event of Default, the holders of at least 25% in aggregate principal amount of all Bonds then Outstanding may by written notice given to Peru (with a copy to the Fiscal Agent) declare the Bonds held by it to be immediately due and payable; and upon such declaration the principal amount of such Bonds and the accrued interest on such Bonds will become immediately due and payable upon the date that such written notice is received at the office of the Fiscal Agent, unless prior to such date all Events of Default in respect of all Bonds have been cured. The right to give such acceleration notice will terminate if the event giving rise to such right has been cured before such right is exercised. Holders of Bonds holding in the aggregate at least 50% in principal amount of the then Outstanding Bonds may waive any existing defaults, and rescind or annul any notice of acceleration, on behalf of all bondholders, if (i) following the declaration of the Bonds due and payable immediately, Peru has deposited with the Fiscal Agent an amount sufficient to pay all overdue installments of principal, interest and Additional Amounts in respect of the Bonds as well as the reasonable fees and compensation of the Fiscal Agent; and (ii) all other Events of Default have been remedied. In the event of a declaration of acceleration because of an Event of Default set forth in clause (iii) or (iv) above, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to such clause
(iii) or (iv) shall be remedied, cured or waived by the holders of the relevant indebtedness, within 60 days after such event.

         (c) Upon the occurrence of an Event of Default under Section 4(a), Peru shall give written notice promptly after becoming aware thereof to the holder of each Bond (with a copy to the Fiscal Agent). Within 15 days after becoming aware of the occurrence of an event which with the giving of notice or lapse of time or both would, unless remedied, cured or waived, become an Event of Default under clause (iii) or (iv) of Section 4(a), Peru shall give written notice thereof to the holder of each Bond (with a copy to the Fiscal Agent). Any notice required to be given pursuant to this Section 4(c) to each holder of a Bond may be given by Peru directly to the Fiscal Agent; provided that Peru will cause the Fiscal Agent promptly to give notice of each Event of Default specified in such notice to the holders of Bonds.

         5. Purchase of the Bonds by Peru. Peru may at any time purchase or acquire any of the Bonds in any manner and at any price. Bonds that are purchased or acquired by Peru may, at Peru's discretion, be held, resold or surrendered to the Fiscal Agent for cancellation, but any Bond so purchased by Peru may not be re-issued or resold except in compliance with the Securities Act and other applicable law.

         6. Additional Amounts. (a) The payment by Peru of principal of or interest on the Bonds will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Peru, any political subdivision thereof or any taxing authority in Peru. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts ("Additional Amounts") as may be necessary in order to ensure that the net amounts receivable by the holders of Bonds after such withholding or deduction shall equal the amount that would have been receivable in respect of the Bonds in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable with respect to any Bond to or on behalf of a holder who is liable for taxes or duties in respect of such Bond (i) by reason of such holder having some connection with Peru other than the mere holding of such Bond or the receipt of principal of or interest on any Bond; (ii) by reason of the failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision or taxing authority thereof or therein, of the holder of a Bond or any interest therein or rights in respect thereof, if compliance is required by Peru, or any political subdivision or taxing authority thereof or therein, pursuant to applicable law or to any international treaty in effect, as a precondition to exemption from such deduction or withholding; or (iii) by reason of the failure of such holder to present such holder's Bond for payment within 30 days after the principal of or interest on any Bond is first made available to payment to the holder.

         (b) Whenever in this Bond there is mentioned, in any context, the payment of the principal of or interest on any Bond, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

         (c) No Additional Amounts shall be payable in respect of any Bond to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such Bond, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Bond.

         7. Replacement, Exchange and Transfer. (a) If any Bond becomes mutilated or is defaced, destroyed, lost or stolen, the Fiscal Agent shall authenticate and deliver a new Bond, on such terms as Peru and the Fiscal Agent may require, in exchange and substitution for the mutilated or defaced Bond or in lieu of and in substitution for the destroyed, lost or stolen Bond. In every case of mutilation, defacement, destruction, loss or theft, the applicant for a substitute Bond must furnish to Peru and the Fiscal Agent such indemnity as Peru and the Fiscal Agent may require and evidence to their satisfaction of the destruction, loss or theft of such Bond and of the ownership thereof. In every case of mutilation or defacement of a Bond, the holder must surrender to the Fiscal Agent the Bond so mutilated or defaced. In addition, prior to the issuance of any substitute Bond, Peru may require the payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Fiscal Agent) connected therewith. If any Bond that has matured or is about to mature becomes mutilated or defaced or is apparently destroyed, lost or stolen, Peru may pay or authorize payment of such Bond without issuing a substitute Bond.

         (b) Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, a Bond or Bonds may be exchanged for a Bond or Bonds of equal aggregate principal amount in such same or different authorized denominations as may be requested by the holder, by surrender of such Bond or Bonds at the office of the Registrar, or at the office of any transfer agent, together with a written request for the exchange. Any registration of transfer or exchange shall be effected upon Peru being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as Peru may from time to time agree with the Fiscal Agent.

         (c) Upon the terms and subject to the conditions set forth in the Fiscal Agency Agreement, a Bond may be transferred in whole or in part by the holder or holders surrendering the Bond for registration of transfer at the office of the Registrar in The City of New York or at the office of any transfer agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Peru and the Registrar or any such transfer agent, as the case may be, duly executed by the holder or holders thereof or its attorney-in-fact or attorneys-in-fact duly authorized in writing.

         (d) No service charge will be imposed upon the holder of a Bond in connection with exchanges for Bonds of a different denomination or for registration of transfers thereof, but Peru and the Fiscal Agent may charge the party requesting any registration of transfer, exchange or registration of Bonds a sum sufficient to reimburse it for any stamp or other tax or other governmental charge required to be paid in connection with such transfer, exchange or registration.

         8. Amendments and Waivers. (a) Section 9.2 of the Fiscal Agency Agreement, which Section is hereby incorporated mutatis mutandi by reference herein, provides, among other things, (i) with respect to matters other than Reserved Matters (as defined below), that (A) at any meeting of holders of the Bonds duly called and held as specified in the Fiscal Agency Agreement, upon the affirmative vote, in person or (in the case of registered owners of the Bonds) by proxy thereunto duly authorized in writing, of the holders of at least 66?% in aggregate principal amount of the Bonds then Outstanding represented at such meeting, or (B) with the written consent of the holders of at least 66?% in aggregate principal amount of the Bonds then Outstanding, Peru and the Fiscal Agent may modify, amend or supplement the terms of the Bonds or, with respect to the Bonds, the Fiscal Agency Agreement in any way, other than a modification, amendment or supplement constituting a Reserved Matter, and the holders of the Bonds may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Fiscal Agency Agreement or the Bonds to be made, given or taken by holders of the Bonds, other than a waiver or other action constituting a Reserved Matter; and, (ii) with respect to Reserved Matters, that, (A) at any meeting of holders of the Bonds duly called and held as specified in the Fiscal Agency Agreement, upon the affirmative vote, in person or (in the case of registered owners of the Bonds) by proxy thereunto duly authorized in writing, of the holders of at least 75% in aggregate principal amount of the Bonds then Outstanding, or (B) with the written consent of the holders of at least 75% in aggregate principal amount of the Bonds then Outstanding, Peru and the Fiscal Agent may make any modification, amendment, supplement or waiver of the Fiscal Agency Agreement or the terms and conditions of the Bonds that would (1) change the due date for payment of the principal of (or premium, if any) or any installment of interest on the Bonds, (2) reduce the principal amount of the Bonds, the portion of such principal amount which is payable upon acceleration of the maturity of the Bonds, the interest rate thereon or the premium payable upon redemption thereof, (3) change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Bonds is payable, (4) shorten the period during which Peru is not permitted to redeem the Bonds, or permit Peru to redeem the Bonds if, prior to such action, Peru is not permitted to do so, (5) reduce the proportion of the principal amount of the Bonds the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Bonds or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided hereby or thereby to be made, taken or given, or change the definition of "Outstanding" with respect to the Bonds, (6) change the obligation of Peru to pay additional amounts with respect to the Bonds, (7) change the governing law provision of the Bonds, (8) change the courts to the jurisdiction of which Peru has submitted, Peru's obligation to appoint and maintain a Process Agent with an office in New York, as set forth in Section 10 hereof, or Peru's waiver of immunity, in respect of actions or proceedings brought by any holder based upon the Bonds, as set forth in Section 10 hereof,
(9) in connection with an exchange offer for the Bonds, amend any Event of Default (as defined herein), or (10) change the status of the Bonds, as set forth herein. Each of the actions set forth in clauses (1) through (10) of the preceding sentence is referred to herein as a "Reserved Matter."

         (b) Peru and the Fiscal Agent may, without the vote or consent of any holder of Bonds, amend the Fiscal Agency Agreement or the Bonds for the purpose of (i) adding to the covenants of Peru for the benefit of the holders of Bonds, or (ii) surrendering any right or power conferred upon Peru in respect of the Fiscal Agency Agreement or the Bonds, or (iii) providing security or collateral for the Bonds, or (iv) curing any ambiguity in any provision, or curing, correcting or supplementing any defective provision contained herein or in the Fiscal Agency Agreement in a manner which does not adversely affect the interest of any Bond holder, or (v) effecting any amendment of the Fiscal Agency Agreement (including, to the extent necessary to provide for the issuance of other Bonds and of Warrants) or the Bonds which Peru and the Fiscal Agent mutually deem necessary or desirable so long as any such amendment does not, and will not, adversely affect the rights or interests of any Bond holder.

         (c) It shall not be necessary for the vote or consent of the holders of Bonds to approve the particular form of any proposed modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action, but it shall be sufficient if such vote or consent shall approve the substance thereof. Any such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action taken, made or given in accordance with Section 8(a) hereof shall be conclusive and binding on all holders of Bonds, whether or not they have given such consent or cast such vote, or were present at any meeting and whether or not notation of such modification, amendment, supplement, request, demand, authorization, direction, notice, consent, waiver or other action is made upon the Bonds.

         (d) Any notice of meeting of holders of Bonds shall set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be given to each holder as provided in Section 11 hereof.

         9. Governing Law. This Bond is governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution of the Bonds by Peru are governed by the laws of Peru.

         10. Jurisdiction. (a) In the Fiscal Agency Agreement, Peru has agreed that in connection with any suit, action or proceeding against it or its properties, assets or revenues arising out of or relating to the Fiscal Agency Agreement or the Bonds (a "Related Proceeding"), Peru shall submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof (the "Specified Courts"). Peru has also agreed that (i) all claims in respect of such Related Proceeding may be heard and determined in such Specified Courts; (ii) any judgment obtained in the Specified Courts arising out of any Related Proceeding may be enforced or executed in any other court of competent jurisdiction whatsoever; and (iii) any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all such courts other than Specified Courts being called herein "Other Courts"), by means of a suit on the judgment or in any other manner provided by law; provided that in order to enforce or execute any such judgment ordering any payment by Peru, Peruvian courts will require that such payments be included in the Budget Law corresponding to the fiscal year on which such payment is to be due (but Peru will use its best efforts to cause such payment to be included in such Budget Law). Peru has irrevocably submitted to the exclusive jurisdiction of the Specified Courts solely for the purpose of any Related Proceeding and, for enforcing or executing any judgment arising in connection with a Related Proceeding as described above (a "Related Judgment"), of the Specified Courts and each Other Court.

         (b) Peru has agreed that CT Corporation, presently located at 111 Eighth Avenue, 13th floor, New York, New York, will act as its process agent (the "Process Agent") and that Peru will maintain at all times an agent with an office in New York to act as its Process Agent. The Process Agent will receive on behalf of Peru and its property all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in such Specified Courts. Failure of the Process Agent to give any notice to Peru of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Nothing in the Fiscal Agency Agreement or herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

         (c) Peru has irrevocably consented to and waived, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any Related Proceeding brought in the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in the Specified Courts or Other Courts, and has further irrevocably waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Related Proceeding in a Specified Court or any such suit, action or proceeding to enforce or execute a Related Judgment in any Other Court.

         (d) To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity from jurisdiction or any other legal process under any law, Peru has agreed not to claim and to waive such immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru's sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid of execution, but does not extend to the attachment of revenues, assets and property of Peru located in Peru unless permitted under Peruvian law. Additionally, in accordance with Peruvian law currently in effect, Peru's waiver of immunity does not extend to property that is (i) used by a diplomatic or consular mission of Peru; (ii) of a military character and under the control of a military authority or defense agency of Peru; (iii) public property; (iv) shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of such shares, to the extent such shares or revenues are exempt by Peruvian law from attachment or execution; or (v) funds deposited in Peru's accounts held in the Peruvian financial system.

         Peru, however, has reserved the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the "Immunities Act") with respect to actions brought against it under U.S. federal securities laws or any state securities law. Without an effective waiver of immunity by Peru with respect to such actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Immunities Act to sovereign immunity with respect to such action. In addition, execution upon property of Peru located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

         Even if a U.S. judgment could be obtained against Peru in any such action, it may not be possible to enforce in Peru a judgment based on such a U.S. judgment.

         Peru has also consented generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment.

         11. Notices. Notices will be mailed to holders of Bonds at their registered addresses and will be deemed to have been given on the date of such mailing. All notices to holders of the Bonds will be published, if and so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, in a daily newspaper of general circulation in Luxembourg. It is expected that such publication will be made in the Luxemburger Wort. If publication as aforesaid is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

         12. Further Issues. Peru may, from time to time, without the consent of the holders of the Bonds, create and issue additional bonds having the same terms and conditions as the Bonds, except for the issue date, issue price and the amount of the first payment of interest, which additional bonds may be consolidated and form a single series with the outstanding Bonds.